Exhibit 3.49

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

First:	The name of the limited liability company is: Manitowoc FSG U.S. Holding, LLC

Second:	The address of its registered office in the State of Delaware is: 2711 Centerville Road, Suite 400 in the City of Wilmington, Zip Code 19808. The name of its Registered agent at such address is Corporation Service Company.